Exhibit 10.9

[FORM OF]
TRIBUNE PUBLISHING COMPANY
ANNUAL PERFORMANCE INCENTIVE AWARD NOTICE
2014 OMNIBUS INCENTIVE PLAN
Tribune Publishing Company, a Delaware corporation (the “Company”), has granted you a Performance Award pursuant to Section 12 of the Company’s 2014 Omnibus Incentive Plan, as amended from time to time (the “Plan”). The Performance Award is subject to all the terms and conditions set forth in this Annual Performance Incentive Award Notice (the “Award Notice”) including the terms and conditions of Appendix A and the Plan, which are attached and incorporated into the Award Notice in their entirety.

Participant:	____________________
Performance Period:	____________________
Target Bonus:	_______________
Maximum Bonus:	_______________

Achievement: Subject to the terms and conditions of the Plan and this Award Notice, the cash incentive amount payable under this Performance Award will depend upon achievement of certain Performance Goals and will be determined in accordance with Appendix A. Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, may eliminate or reduce the Performance Award payment that otherwise would be payable to you.
Payment: The Company will distribute cash for the Performance Award following the Committee’s determination and written certification of the achievement of the Performance Goals and the Committee’s determination of the amount to be paid to you under the Performance Award for the Performance Period in the calendar year commencing immediately following the last day of the Performance Period.
Separation from Service: If your employment terminates during the applicable Performance Period by reason of death or Disability, you will be eligible to receive an amount equal to (i) the Performance Award payment (determined as though you had remained employed through the last day of the Performance Period), multiplied by (ii) the Pro-Rata Fraction. If your employment terminates during the Performance Period due to Retirement or by the Company other than for Cause, the Committee may in its sole discretion determine that you will be eligible to receive an amount up to (i) the Performance Award payment (determined as though you had remained employed through the last day of the Performance Period), multiplied by (ii) the Pro-Rata Fraction. If your employment terminates prior to the last day of the Performance Period in any other circumstance or the Committee does not determine that you will receive a Performance Award payment pursuant to the preceding sentence, your Performance Award will be immediately canceled as of the date of such termination of employment without payment of any consideration to you. For purposes of this paragraph, “Pro Rata Fraction” means a fraction, the numerator of which is the number of days that have elapsed in the applicable Performance Period through your termination of employment and the denominator of which is the number of days in the Performance Period.

General:
(a)    Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Award Notice and accepting the Performance Award, you acknowledge: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that this Award Notice does not create any contractual or other right to receive future grants of Performance Awards or any other Award; (iii) that participation in the Plan is voluntary; and (iv) that the value of the Performance Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
(b)    No Rights to Continued Employment. Neither this Award Notice nor any action taken hereunder shall be construed as giving you any right to be retained in the employ of the Company or any of its Affiliates.
(c)    Delivery of Documents. You agree that the Company may deliver by email all notices and documents relating to the Plan or this Performance Award (including, without limitation, a copy of the Plan).
(d)    Data Privacy Consent. As a condition of the grant of the Performance Award, you consent to the collection, use and transfer of personal data as described in this paragraph. You understand that the Company and its Affiliates hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, ownership interests or directorships held in the Company or its Affiliates, and details of all Awards awarded, cancelled, exercised, vested or unvested (“Data”). You further understand that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.
(e)    Entire Agreement, etc. Except as otherwise provided by an applicable employment agreement between you and the Company or an Affiliate, this Award Notice and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations in respect thereto. No change, modification, or waiver of any provision of this Award Notice shall be valid unless the same be in writing and signed by the Company and you. Any provision for the benefit of the Company contained in this Award Notice may be waived, either generally or in any particular instance, by the Committee. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.
(f)    Governing Law. This Award Notice shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

(g)    Acceptance of Award Notice. You acknowledge receipt of the Plan, and as an express condition to the grant of the Performance Award under the Award Notice, agree to be bound by the terms of both this Award Notice and the Plan.
Incorporated Documents:
1.    Appendix A
2.    2014 Omnibus Incentive Plan

APPENDIX A

Appendix A-1